Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Metalline Mining Company of our reports dated January 7, 2010 and February 11, 2009, relating to our audits of the consolidated financial statements included in the Annual Reports on Form 10-K of Metalline Mining Company for the years ended October 31, 2009 and 2008, respectively, which Annual Reports are also incorporated by reference in this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Hein & Associates LLP

HEIN & ASSOCIATES LLP

Denver, Colorado
January 27, 2010